Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
RealNetworks, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-114088) on Form S-3 and (Nos. 333-63333, 333-128444, 333-42579, 333-147279, 333-172871, and 333-199898) on Form S-8 of RealNetworks, Inc., of our report dated March 30, 2020 before the effects of the adjustment to retrospectively present the disposition of Napster as discontinued operations, with respect to the consolidated balance sheets of RealNetworks, Inc. and subsidiaries (the Company) as of December 31, 2019, the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for the year ended December 31, 2019, and the related notes (collectively, the consolidated financial statements).

Our report dated March 30, 2020 on the consolidated financial statements contains an explanatory paragraph that states that the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company suffered recurring losses from operations and anticipates negative operating cash flows that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Seattle, Washington
March 15, 2021